KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS 2008 SECOND QUARTER RESULTS

DALLAS, TEXAS . . . August 8, 2008 . .. . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported net income of $21.9 million, or $1.81 per diluted share, in the second quarter of 2008 as compared to $17.2 million, or $1.72 per diluted share, in the second quarter of 2007.  The increase in earnings was due primarily to the net effects of increased selling prices in 2008, increased costs for ferrous scrap and energy in 2008, a lower pension credit in 2008 and a $5.4 million gain on legal settlement recorded in 2007.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits and certain non-recurring gains and losses (such as the 2007 legal settlement) are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income before net pension and OPEB expense or credits and any of these non-recurring items.  A reconciliation of operating income as reported to operating income adjusted for pension and OPEB credits and the 2007 legal settlement is set forth in the following table.

	Three months ended June 30,
	(In thousands)

	2007	2008
Operating income as reported	$29,150	$36,131
Defined benefit pension credit	(20,379)	(17,938)
OPEB credit	(2,201)	(2,338)
Gain on legal settlement	(5,400)	-
Operating income before pension and OPEB and gain on legal settlement	$1,170	$15,855

The Company’s sales volumes and per-ton selling prices for the second quarter of 2007 and 2008 were as follows:

	Sales Volume		Selling Prices
	Three months ended June 30,		Three months ended June 30,
	2007	2008	2007	2008
	(000 tons)		(Per ton)
Fabricated wire products	30	26	$1,079	$1,385
Wire mesh	16	18	907	1,154
Industrial wire	16	19	771	1,100
Coiled rebar	2	4	619	859
Bar	2	6	726	957
Wire rod	105	110	562	818
Billets	-	1	-	565
All products	171	184	707	966

Operating income before pension and OPEB for the second quarter of 2008 was significantly higher than operating income before pension and OPEB and legal settlement for the second quarter of 2007 primarily due to the net effects of the following factors:
•
higher per-ton product selling prices resulting from price increases Keystone implemented to offset increased costs for ferrous scrap as well as increased demand for domestic wire rod as discussed below;

•	higher shipment volumes of bar products due to Calumet’s success in regaining former market share and obtaining recurring monthly orders;
•	higher shipment volumes of wire rod due to lower quantities of import product available for sale and higher prices for import products as well as the weak U.S. dollar;
•	decreased costs for zinc;
•	cost savings of approximately $500,000 in 2008, resulting from a reduction-in-force at Keystone’s largest manufacturing facility during the first quarter of 2008;
•	lower shipment volumes of fabricated wire products as a result of customer resistance to Keystone’s price increases;
•	increased costs for ferrous scrap;
•	increased costs for natural gas;
•	higher costs in 2008 for certain excise taxes as a result of the expiration of certain exemptions for which Keystone previously qualified; and
•	increased employee incentive compensation accruals as a result of increased profitability.

The 2008 pension credit is lower than the pension credit for 2007 due to the component of the pension credit related to the expected return on plan assets; Keystone’s plan assets decreased $19.5 million during 2007.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy),
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products (including low-priced imports) and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB credits or expense and the 2007 gain on legal settlement, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income before pension and OPEB credits or expense and the 2007 gain on legal settlement provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire, billets and wire rod.  Keystone also manufactures wire mesh, coiled rebar and steel bar.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

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KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
	(unaudited)		(unaudited)

Net sales	$122,665	$178,027	$235,763	$312,166
Cost of goods sold	(115,997)	(156,290)	(222,728)	(283,303)

Gross margin	6,668	21,737	13,035	28,863

Other operating income (expense):
Selling expense	(1,753)	(1,892)	(3,431)	(3,763)
General and administrative expense	(3,745)	(3,990)	(6,721)	(7,663)
Defined benefit pension credit	20,379	17,938	40,757	36,934
Other postretirement benefit credit	2,201	2,338	4,401	4,536
Gain on legal settlement	5,400	-	5,400	-

Total other operating income	22,482	14,394	40,406	30,044

Operating income	29,150	36,131	53,441	58,907

Nonoperating income (expense):
Interest expense	(1,792)	(932)	(2,989)	(2,245)
Other income (expense), net	302	(92)	440	298

Total nonoperating expense	(1,490)	(1,024)	(2,549)	(1,947)

Income before income taxes	27,660	35,107	50,892	56,960

Provision for income taxes	(10,419)	(13,188)	(19,187)	(21,431)

Net income	$17,241	$21,919	$31,705	$35,529

Basic and diluted income per share	$1.72	$1.81	$3.17	$3.25

Basic and diluted weighted average shares outstanding	10,000	12,102	10,000	10,948